ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated July 11, 2012

Wednesday, July 25, 2012

UBS

1285 Avenue of the Americas

14th floor

New York City

5:30 p.m. - Registration

6:00 p.m. - Moderated discussion

7:00 p.m. - Cocktail Reception

The ETRACS team invite you to join two of the most prominent traders in today’s markets - Mark Fisher and Dennis Gartman for a lively, interactive discussion on the risk outlook for the second half of this volatile election year. The discussion will be followed by a reception.

Joined by Mike Ryan, UBS Chief Investment Strategist, Wealth Management Americas, Mark and Dennis will delve into the most pressing risk issues affecting global capital markets, political landscapes and economic trends. Will global investors’ “risk on-risk off” mentality continue to prevail in the second half? Or will they start to focus more on asset and security selection?

To RSVP and for further information to this event, please click the links on the right side.

UBS is commemorating our history and celebrating our 150 year anniversary in 2012. Our success rests on the strength and quality of our client relationships, past, present and future.

RSVP by

Wednesday, July 18, 2012

▶ Registration

▶ Add to Outlook Calendar

More Information

▶ Mark Fisher Bio (pdf)

▶ Dennis Gartman Bio (pdf)

▶ Mike Ryan Bio (pdf)

▶ www.etracs.com

Contact

Jeannie Finkelstein

Tel +1-407-782 5037

jeannie.finkelstein@ubs.com

www.ubs.com

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ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. All rights reserved.”

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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